EXHIBIT 99.1

NETWORK ASSOCIATES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

Three Months Ended
December 31,
2002

Net revenue	$269,525
Cost of net revenue	38,898
Amortization of purchased technology	1,190

Gross profit	229,437
Operating costs and expenses:
Research and development (1)	42,920
Marketing and sales (2)	89,828
General and administrative (3)	38,122
Amortization of intangibles	4,247
Litigation settlement	70,000

Total operating costs and expenses	245,117

Loss from operations	(15,680)
Interest and other income, net	7,023
Interest expense on convertible debt	(2,506)

Loss before provision for income taxes	(11,163)
Provision for income taxes	34

Net loss	$(11,197)

Net loss per share — basic	$(0.07)

Net loss per share — diluted	$(0.07)

Shares used in per share calculation — basic	156,622

Shares used in per share calculation — diluted	156,622

(1)	Includes stock-based compensation charges of $3,727 for the three months ended December 31, 2002.

(2)	Includes stock-based compensation charges of $2,214 for the three months ended December 31, 2002.

(3)	Includes stock-based compensation charges of $9,266 for the three months ended December 31, 2002,

NETWORK ASSOCIATES, INC.
PRO FORMA STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

Three Months Ended
December 31,
2002

Net revenue	$269,525
Cost of net revenue	38,898
Amortization of purchased technology	0

Gross profit	230,627
Operating costs and expenses:
Research and development	39,193
Marketing and sales	87,614
General and administrative	28,856
Amortization of intangibles	0
Litigation settlement	0

Total operating costs and expenses	155,663

Income from operations	74,964
Interest and other income, net	7,023
Interest expense on convertible debt	0

Income before provision for income taxes	81,987
Provision for income taxes	16,397

Net income	$65,590

Net income per share — diluted	$0.35

Shares used in per share calculation — diluted	185,682

Note: The above per share calculations treat outstanding convertible debt on an as-converted basis, resulting in an increase of 22,153,000 shares for the three months ended December 31, 2002.

The company believes that the above pro forma information is an additional meaningful measure of operating performance. However, this pro forma information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating results and other financial information as determined under accounting principles generally accepted in the United States of America.

NETWORK ASSOCIATES, INC.
RECONCILIATION OF PRO FORMA STATEMENT OF OPERATIONS TO THE
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

Three Months Ended
December 31,
2002

Network Associates, Inc. pro forma net income	$65,590
Amortization of purchased technology	(1,190)
Amortization of intangibles	(4,247)
Stock compensation charge	(15,207)
Litigation settlement	(70,000)
Interest expense on convertible debt	(2,506)
Income tax benefits	16,363

Network Associates, Inc. consolidated net loss	$(11,197)

Net loss per share — diluted	$(0.07)

Shares used in per share calculation — diluted	156,622